EXHIBIT 3(I) ARTICLES OF INCORPORATION

                       CORRECTED ARTICLES OF INCORPORATION
                                       OF
                             CEDAR INCOME FUND, LTD.

                             ----------------------

          I, THE UNDERSIGNED, JAMES T. CUNNINGHAM, whose post-office address is c/o Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, being at least eighteen years of age, do hereby form a corporation, under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations.

                                    ARTICLE I

                                      NAME

          The name of the Corporation shall be Cedar Income Fund, Ltd. (the "Corporation").

                                   ARTICLE II

                  PRINCIPAL OFFICE, REGISTERED OFFICE AND AGENT

          The address of the Corporation's principal office in Maryland is c/o The Corporation Trust, Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The address of the Corporation's principal office and registered office in the State of Maryland is 300 East Lombard Street, Baltimore, Maryland 21202. The name of its registered agent at that office is The Corporation Trust, Incorporated, a Maryland corporation.

                                   ARTICLE III

                                    PURPOSES

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Maryland as now or hereafter in force.

                                   ARTICLE IV

                                  CAPITAL STOCK

         A. AUTHORIZED SHARES. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 55 million shares, consisting of 50 million shares of Common Stock with a par value of $.01 per share (the "Common Stock"), amounting in the aggregate to par value of $500,000, and 5 million shares of Preferred Stock with a par value of $.01 per share (the "Preferred Stock"), amounting in the aggregate to par value of $50,000.

          B. COMMON STOCK

                 1. DIVIDEND RIGHTS. Subject to the preferential dividend rights of the Preferred Stock, if any, as may be determined by the Board of Directors of the Corporation pursuant to paragraph C of this Article IV, Holders (as defined below) shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation. Upon the declaration of dividends hereunder, Holders shall be entitled to share in all such dividends, pro rata, in accordance with the relative number of shares of Common Stock held by each such Holder.

                 2. RIGHTS UPON LIQUIDATION. Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors of the Corporation pursuant to paragraph C of this Article IV, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each Holder shall be entitled to receive, ratably with each other Holder, that portion of the assets of the Corporation available for distribution to its stockholders as the number of shares of the Common Stock held by such Holder bears to the total number of shares of Common Stock then outstanding.

                 3. VOTING RIGHTS. Each Holder shall be entitled to vote on all matters (on which a holder of Common Stock shall be entitled to vote), and shall be entitled to one vote for each share of the Common Stock held by such Holder.

                 4. RESTRICTIONS ON OWNERSHIP AND TRANSFER TO PRESERVE TAX BENEFIT.

                    (a) DEFINITIONS

For the purposes of this Article IV, the following terms shall have the following meanings:

                  "Act" shall mean the General Corporation Law of Maryland.

                  "Beneficial Ownership" shall mean ownership of Common Stock by a Person who would be treated as an owner of such shares of Common Stock either directly or constructively through the application of
         Section 544 of the Code, as modified by Section 856(h) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

                  "Charitable Trust" shall mean the trust created pursuant to subparagraph B(4)(c)(i) of this Article IV.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Constructive Ownership" shall mean ownership of Common Stock by a Person who would be treated as an owner of such shares of Common Stock either directly or constructively through the application of
         Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

                  "Date of the Merger" shall mean the latter of the Merger and the redemption of shares of Common Stock held by Cedar Bay Company in exchange for Units.

                  "Existing Holder" shall mean (i) Cedar Bay Company and (ii) any Person (other than another Existing Holder) to whom an Existing Holder transfers Beneficial Ownership of Common Stock causing such transferee to Beneficially Own Common Stock in excess of the Ownership Limit.

                  "Existing Holder Limit" (i) for any Existing Holder who is an Existing Holder by virtue of clause (i) of the definition thereof, shall mean, initially, the percentage of Common Stock Beneficially Owned by such Person immediately after the Merger, and after any adjustment pursuant to subparagraph B(4)(i) of this Article IV, shall mean such percentage of the outstanding Common Stock as so adjusted; and (ii) for any Existing Holder who becomes an Existing Holder by virtue of clause (ii) of the definition thereof, shall mean, initially, the percentage of the outstanding Common Stock Beneficially Owned by such Existing Holder at the time that such Existing Holder becomes an Existing Holder, and after any adjustment pursuant to subparagraph B(4)(i) of this Article IV, shall mean such percentage of the outstanding Common Stock as so adjusted; provided, however, that the Existing Holder Limits for all Existing Holders when combined shall not exceed 35% of the Corporation's Common Stock. For purposes of determining the Existing Holder Limit, the amount of Common Stock outstanding at the time of the determination shall be deemed to include the maximum number of shares that Existing Holders may beneficially own with respect to options and rights to convert Units into Common Stock pursuant to Section 8.6 of the Partnership Agreement and shall not include shares that may be Beneficially Owned solely by other persons upon exercise of options or rights to convert into Common Stock. From the Date of the Merger and prior to the Restriction Termination Date, the Secretary of the Corporation shall maintain and, upon request, make available to each Existing Holder, a schedule which sets forth the then current Existing Holder Limits for each Existing Holder.

                  "Holder" shall mean the record holder of shares of Common Stock, or in the case of shares held by a Purported Record Transferee, the Charitable Trust.

                  "IRS" shall mean the United States Internal Revenue
         Service.

                  "Market Price" shall mean the last reported sales price reported on the New York Stock Exchange of Common Stock on the trading day immediately preceding the relevant date, or if the Common Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Common Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock may be traded, or if the Common Stock is not then traded over any exchange or quotation system, then the market price of the Common Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

                  "Merger" shall mean the merger of Cedar Income Fund, Ltd., an Iowa corporation, with and into the Corporation, its wholly-owned subsidiary.

                  "Ownership Limit" shall initially mean 3.5% of the outstanding Common Stock of the Corporation, and after any adjustment as set forth in subparagraph B(4)(i) of this Article IV, shall mean such greater percentage.

                  "Partner" shall mean any Person owning Units.

                  "Partnership" shall mean Cedar Income Fund Partnership, L.P., a Delaware limited partnership.

                  "Partnership Agreement" shall mean the Agreement of Limited Partnership of the Partnership, of which the Corporation is the sole general partner, as such agreement may be amended from time to time.

                  "Person" shall mean an individual, corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include (i) Cedar Bay Company, and (ii) an underwriter which participates in a public offering of the Common Stock provided that the ownership of Common Stock by such underwriter would not result in the Corporation failing to qualify as a REIT.

                  "Purported Transferee" shall mean, with respect to any purported Transfer which results in a violation of subparagraph B(4)(b) of this Article IV, the purported beneficial transferee or owner for whom the Purported Record Transferee would have acquired or owned shares of Common Stock, if such Transfer had been valid under such subparagraph.

                  "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in a violation of subparagraph B(4)(b) of this Article IV, the record holder of the Common Stock if such Transfer had been valid under such subparagraph.

                  "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

                  "Restriction Termination Date" shall mean the first day after the Date of the Merger on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

                  "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Common Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Common Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Stock), whether voluntary or involuntary, whether of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Common Stock), and whether by operation of law or otherwise.

                  "Trustee" shall mean the Corporation as trustee for the Charitable Trust, and any successor trustee appointed by the Corporation.

                  "Units" shall mean the units into which partnership interests of the Partnership are divided, and as the same may be adjusted, as provided in the Partnership Agreement.

                           (b)  RESTRICTION ON OWNERSHIP AND TRANSFERS.

                           (i) Except as provided in subparagraph B(4)(k) of this Article IV, from the Date of the Merger and prior to the Restriction Termination Date, no Person (other than an Existing Holder) shall Beneficially Own shares of Common Stock in excess of the Ownership Limit, and no Existing Holder shall Beneficially Own shares of Common Stock in excess of the Existing Holder Limit for such Existing Holder.

                           (ii) Except as provided in subparagraph B(4)(k) of this Article IV, from the Date of the Merger and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person (other than an Existing Holder) Beneficially Owning Common Stock in excess of the Ownership Limit shall be void AB INITIO as to the Transfer of such shares of Common Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the Purported Transferee shall acquire no rights in such shares of Common Stock.

                           (iii) Except as provided in subparagraph B(4)(k) of this Article IV, from the Date of the Merger and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Existing Holder Beneficially Owning Common Stock in excess of the applicable Existing Holder Limit shall be void AB INITIO as to the Transfer of such shares of Common Stock which would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit; and such Existing Holder shall acquire no rights in such shares of Common Stock.

                           (iv) Except as provided in subparagraph B(4)(k) of this Article IV, from the Date of the Merger and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Common Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO as to the Transfer of such shares of Common Stock which would be otherwise beneficially owned by the transferee; and the intended transferee shall acquire no rights in such shares of Common Stock.

                           (v) Notwithstanding any other provisions contained in this Article IV, from the Date of the Merger and prior to the Restriction Termination Date, any Transfer or other event that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code), shall be void AB INITIO as to the Transfer of the shares of Common Stock which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code or would otherwise result in the Corporation failing to qualify as a REIT; and the intended transferee or owner or Constructive or Beneficial Owner shall acquire or retain no rights in such shares of Common Stock.

                  (c) EFFECT OF TRANSFER IN VIOLATION OF SUBPARAGRAPH (B)(4)(B).

                           (i) If, notwithstanding the other provisions contained in this Article IV, at any time after the Date of the Merger and prior to the Restriction Termination Date, there is a purported Transfer, change in the capital structure of the Corporation, or other event such that one or more of the restrictions on ownership and transfers described in subparagraph B(4)(b) above has been violated, then the shares of Common Stock being Transferred (or in the case of an event other than a Transfer, the shares owned or Constructively Owned or Beneficially Owned) which would cause one or more of the restrictions on ownership or transfer to be violated (rounded up to the nearest whole share) (the "Trust Shares"), shall automatically be transferred to the Corporation, as Trustee of a trust
         (the "Charitable Trust") for the exclusive benefit of The American Cancer Society (the "Designated Charity"), an organization described in
         Section 170(b)(1)(A) and 170(c) of the Code. The Purported Transferee shall have no rights in such Trust Shares.

                           (ii) The Corporation, as Trustee of the Charitable Trust, may transfer the shares held in such trust to a Person whose ownership of the shares will not result in a violation of the ownership restrictions (a "Permitted Transferee"). If such a transfer is made, the interest of the Designated Charity will terminate and proceeds of the sale will be payable to the Purported Transferee and to the Designated Charity. The Purported Transferee will receive the lesser of
         (1) the price paid by the Purported Transferee for the shares or, if the Purported Transferee did not give value for the shares, the Market Price of the shares on the day of the event causing the shares to be held in trust, and (2) the price per share received by the Corporation, as Trustee, from the sale or other disposition of the shares held in trust. The Designated Charity will receive any proceeds in excess of the amount payable to the Purported Transferee. The Purported Transferee will not be entitled to designate a Permitted Transferee.

                           (iii) All stock held in the Charitable Trust will be deemed to have been offered for sale to the Corporation or its designee for a 90-day period, at the lesser of the price paid for that stock by the Purported Transferee and the Market Price on the date that the Corporation accepts the offer. This period will commence on the date of the violative transfer, if the Purported Transferee gives notice to the Corporation of the transfer, or the date that the Board of Directors of the Corporation determines that a violative transfer occurred, if no such notice is provided.

                           (iv) Any dividend or distribution paid prior to the discovery by the Corporation that shares of Common Stock have been transferred in violation of subparagraph B(4)(b) of this Article IV, shall be repaid to the Corporation upon demand and shall be held in trust for the Designated Charity. Any dividend or distribution declared but unpaid shall be rescinded as void AB INITIO with respect to such shares of stock.

                           (v) Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors of the Corporation pursuant to paragraph C of this Article IV, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the Designated Charity shall be entitled to receive, ratably with each other holder of Common Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number of Trust Shares bears to the total number of shares of Common Stock then outstanding (including the Trust Shares). The Corporation, as Trustee, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute to the Designated Charity, when determined (or if not determined, or only partially determined, ratably to the other holders of Common Stock who have been determined and the Designated Charity), any such assets received in respect of the Trust Shares in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation.

                           (vi) The Purported Transferee will not be entitled to vote any Common Stock it attempts to acquire, and any stockholder vote will be rescinded if a Purported Transferee votes and the stockholder vote would have been decided differently if such Purported Transferee's vote was not counted.

                  (d) REMEDIES FOR BREACH. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of subparagraph B(4)(b) of this Article IV or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of subparagraph B(4)(b) of this Article IV, the Corporation shall inform the Purported Transferee of its obligations pursuant to this Article IV, including such Purported Transferee's obligations to pay over to the Charitable Trust any and all dividends received with respect to the Trust Shares. In addition, the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer and to recover any dividend erroneously paid and declaring any votes erroneously cast to be retroactively invalid; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of subparagraph B(4)(b) of this Article IV shall automatically result in a transfer to the Charitable Trust as described in subparagraph B(4)(c), irrespective of any action (or non-action) by the Board of Directors.

                  (e) NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts to acquire shares in violation of subparagraph B(4)(b) of this Article IV, or any Person who is a Purported Transferee, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

                 (f) OWNERS REQUIRED TO PROVIDE INFORMATION. From the Date of the Merger and prior to the Restriction Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Common Stock and each Person (including the stockholder of record) who is holding Common Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

                  (g) REMEDIES NOT LIMITED. Nothing contained in this Article IV shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

                  (h) AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of subparagraph B(4) of this Article IV, including any definition contained in subparagraph B(4)(a), the Board of Directors shall have the power to determine the application of the provisions of this subparagraph B(4) with respect to any situation based on the facts known to it.

                  (i) MODIFICATION OF OWNERSHIP LIMIT OR EXISTING HOLDER LIMIT. Subject to the limitations provided in subparagraph B(4)(j), the Board of Directors may from time to time increase the Ownership Limit or the Existing Holder Limit and shall file Articles Supplementary with the State Department of Assessment and Taxation of Maryland to evidence such increase.

                  (j) LIMITATIONS ON MODIFICATIONS.

                           (i) From the Date of the Merger and prior to the Restriction Termination Date, neither the Ownership Limit nor any Existing Holder Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five Persons who are Beneficial Owners of Common Stock (including all of the then Existing Holders) could (taking into account the Ownership Limit and the Existing Holder Limit) Beneficially Own, in the aggregate, more than 49% of the outstanding Common Stock.

                           (ii) Prior to the modification of any Existing Holder Limit or Ownership Limit pursuant to subparagraph B(4)(i) of this
         Article IV, the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

                           (iii) No Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

                           (iv) The Ownership Limit may not be increased to a percentage which is greater than 9.9%.

                  (k) EXCEPTIONS.

                           (i) The Board of Directors, in its sole discretion, may exempt a Person from the Ownership Limit or the Existing Holder Limit, as the case may be, if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such shares of Common Stock will violate the Ownership Limit or the applicable Existing Holder Limit, as the case may be, and agrees that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in this subparagraph B(4) of this Article IV) or attempted violation will result in such shares of Common Stock automatically being transferred to the Charitable Trust.

                           (ii) Prior to granting any exception pursuant to subparagraph B(4)(k)(i) of this Article IV, the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

                  5. LEGEND. Each certificate for shares of Common Stock shall bear legends substantially to the effect of the following:

                 "The Corporation is authorized to issue two classes of capital stock which are designated as Common Stock and Preferred Stock. The Board of Directors is authorized to determine the preferences, limitations and relative rights of the Preferred Stock before the issuance of any Preferred Stock. The Corporation will furnish, without charge, to any stockholder making a written request therefor, a copy of the Corporation's charter and a written statement of the designations, relative rights, preferences and limitations applicable to each such class of stock. Requests for the Corporation's charter and such written statement may be directed to Cedar Income Fund, Ltd., 44 South Bayles Avenue, Port Washington, New York 11050, Attention: Secretary.

                 The shares of Common Stock represented by this certificate are subject to restrictions on ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Code. No Person may Beneficially Own shares of Common Stock in excess of 3.5% (or such greater percentage as may be determined by the Board of Directors of the Corporation) of the outstanding Common Stock of the Corporation (unless such Person is an Existing Holder) with certain exceptions set forth in the Corporation's charter. Any Person who attempts to Beneficially Own shares of Common Stock in excess of the above limitations must immediately notify the Corporation. All capitalized terms in this legend have the meanings defined in the Corporation's charter. Transfers in violation of the restrictions described above may be void AB INITIO.

                  In addition, upon the occurrence of certain events, if the restrictions on ownership are violated, the shares of Common Stock represented hereby may be automatically exchanged for Trust Shares which will be held in trust by the Corporation. The Corporation has an option to acquire Trust Shares under certain circumstances. The Corporation will furnish to the holder hereof upon request and without charge a complete written statement of the terms and conditions of the Trust Shares. Requests for such statement may be directed to Cedar Income Fund, Ltd., 44 South Bayles Avenue, Port Washington, New York 11050, Attention: Secretary."

                  6. SEVERABILITY. If any provision of this Article IV or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

          C. PREFERRED STOCK. The Board of Directors of the Corporation, by resolution, is hereby expressly vested with authority to provide for the issuance of the shares of Preferred Stock in one or more classes or one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof, if any, as shall be stated and expressed in the resolution or resolutions providing for such issue adopted by the Board of Directors. Except as otherwise provided by law, the holders of the Preferred Stock of the Corporation shall only have such voting rights as are provided for or expressed in the resolutions of the Board of Directors relating to such Preferred Stock adopted pursuant to the authority contained in the Articles of Incorporation. Before issuance of any such shares of Preferred Stock, the Corporation shall file Articles Supplementary with the State Department of Assessment and Taxation of Maryland in accordance with the provision of Section 2-208 of the Act.

         D. RESERVATION OF SHARES. Pursuant to the obligations of the Corporation under the Partnership Agreement to issue shares of Common Stock in exchange for Units, the Board of Directors is hereby required to reserve a sufficient number of authorized but unissued shares of Common Stock to permit the Corporation to issue shares of Common Stock in exchange for Units that may be exchanged for shares of Common Stock pursuant to the Partnership Agreement.

         E. PREEMPTIVE RIGHTS. No holder of shares of capital stock of the Corporation shall, as such holder, have any preemptive or other right to purchase or subscribe for any shares of Common Stock or any class of capital stock of the Corporation which the Corporation may issue or sell.

         F. CONTROL SHARES. Pursuant to Section 3-702(b) of the Act, the terms of Subtitle 7 of Title 3 of the Act shall be inapplicable to any acquisition of a Control Share (as defined in the Act) that is not prohibited by the terms of
Article IV.

          G. BUSINESS COMBINATIONS. Pursuant to Section 3-603(e)(1)(iii) of the Act, the terms of Section 3-602 of such law shall be inapplicable to the Corporation.

                                    ARTICLE V

                               BOARD OF DIRECTORS

          A. MANAGEMENT. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

          B. NUMBER. The number of directors which will constitute the entire Board of Directors shall be fixed by, or in the manner provided in, the By-Laws but shall in no event be less than three. The names of the directors who shall act until the first annual meeting or until their successors are duly chosen and qualified are Leo S. Ullman, J.A.M.H. der Kinderen and Everett B. Miller III.

          C. CLASSIFICATION. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the By-Laws of the Corporation, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1999, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2000, and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001, with each class to hold office until its successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the By-Laws of the Corporation, the successors of the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. No election of directors need be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          D. VACANCIES. Newly created directorships resulting from any increase in the number of directors may be filled by the Board of Directors, or as otherwise provided in the By-Laws, and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or as otherwise provided in the By-Laws. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of the Corporation, at which time a successor shall be elected to fill the remaining term of the position filled by such director.

          E. REMOVAL. Any director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares entitled to vote in the election of directors. For purposes of this subparagraph E of Article V "cause" shall mean the willful and continuous failure of a director to substantially perform such director's duties to the Corporation (other than any such failure resulting from temporary incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.

          F. BY-LAWS. The power to adopt, alter and/or repeal the By-Laws of the Corporation is vested exclusively in the Board of Directors.

          G. POWERS. The enumeration and definition of particular powers of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the General Corporation Law of Maryland as now or hereafter in force.

                                   ARTICLE VI

                                    LIABILITY

                  The liability of the directors and officers of the Corporation to the Corporation and its stockholders for money damages is hereby limited to the fullest extent permitted by Section 5-349 of the Courts and Judicial Proceedings Code of Maryland (or its successor) as such provisions may be amended from time to time.

                                   ARTICLE VII

                                 INDEMNIFICATION

                  The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such By-Laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

                                  ARTICLE VIII

                                    EXISTENCE

                  The Corporation is to have perpetual existence.

                  IN WITNESS WHEREOF, the undersigned incorporator of Cedar Income Fund, Ltd. who executed the foregoing Articles of Incorporation hereby acknowledges the same to be his act and further acknowledges that, to the best of his knowledge the matters and facts set forth therein are true in all material respects under the penalties of perjury.

Dated the 24th day of July, 1998.

                                            /s/ James T. Cunningham
                                            -----------------------------------
                                            JAMES T. CUNNINGHAM